SmytheRatcliffe
CHARTERED ACCOUNTANTS

September 10, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

We have been furnished with a copy of the 8-K related to the event dated September 10, 2008, to be filed by our former client IAS Energy, Inc. We agree with the statements contained in Item 4.01(a) insofar as they relate to our Firm. We have no basis for comment on the other paragraphs in Item 4.01.

Yours very truly,

SMYTHE RATCLIFFE LLP

Smythe Ratcliffe LLP

Rick Henshaw, CA
Partner

ASH/lv/109130

cc: IAS Energy, Inc.

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